Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 12, 2022 (January 27, 2023 as it relates to the inclusion of the critical audit matter in our report) with respect to the consolidated financial statements of Southland Holdings LLC contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Dallas, Texas

January 27, 2023